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                                        Contact:
                                        Keith R. Steffel
                                        (414) 355-0037



         THE DIANA CORPORATION (NYSE-DNA) TO ACQUIRE ATI


     Milwaukee, WI, July 5, 1995; The Diana Corporation announced today that it entered into an agreement to acquire a majority interest in Pittsburgh based ATI Communications ("ATI").

     ATI is one of the largest independent communications companies in the Mid-Atlantic region with annual sales of approximately $60,000,000. ATI is engaged in the sales, installation and maintenance of business telephone systems, voice mail and cellular telephones through 37 retail offices and over 40 kiosks in major retail centers covering six states and Washington, D.C. The founders of ATI will manage the new company and will retain a substantial equity interest in the new company. Vincent A. Lo Castro, President and Chief Executive Officer of ATI said, "the relationship will position ATI to better serve our existing 200,000 customers while providing the fuel to power additional expansion. Our goal is to propel ATI into becoming a leading source of business and consumer communications services in the nation."

     The Diana Corporation, through its subsidiaries, C&L Communications, Inc. and Sattel Communications Company, is a leading provider of telecommunications equipment to IXC's LEC's systems integrators and interconnect companies. C&L is a value-added distributor of customer premise equipment used in digital networks for the integrated voice and data communications. Sattel Communications is a distributor and a manufacturer of technologically advanced central office telecommunications equipment for use in public switched telephone networks and for use in private data networks.